EXHIBIT 11.1


                          ELECTRONICS FOR IMAGING, INC.
          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (1) (2)
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                     Year Ended
                                                                    December 31,
                                                            ---------------------------
                                                             1996      1995       1994
                                                            -------   -------   -------

Net income for purposes of computing net income per share   $62,184   $37,500   $21,306
                                                            -------   -------   -------

Weighted average common shares outstanding                   50,672    49,210    47,208

Weighted common equivalent shares from options(3)             4,156     3,890     2,628
                                                            -------   -------   -------

         Weighted average common shares and equivalents      54,828    53,100    49,836
                                                            =======   =======   =======

Net income per share                                        $  1.13   $  0.71   $  0.43
                                                            =======   =======   =======

(1) This Exhibit should be read in conjunction with "Summary of Significant Accounting Policies - Net Income per Share" contained in Note 1 of Notes to Consolidated Financial Statements.

(2) All per share data and shares used in computing net income per share have been restated to reflect the Company's two-for-one stock split. See Notes 1 and 8 of Notes to Consolidated Financial Statements.

(3) Computed using the treasury stock method. The difference between primary net income per share and fully diluted net income per share is not significant.


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